Linens 'n Things, Inc.
Clifton, New Jersey

Board of Directors:

Re: Registration Statements Numbers 333-26819, 333-26827, 333-55803 and 333-71903 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 18, 2000, except as to notes 2 and 5, which are as of October 20, 2000, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG LLP



New York, New York
November 10, 2000